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                                                                   EXHIBIT 10.48


                                  L I C E N S E

STATE OF FLORIDA
COUNTY OF BAY

       WHEREAS, the Board of County Commissioners of Bay County, Florida, (the "Board" and the "County") on this 5th day of January, 1993, in regular meeting, conducted a public hearing pursuant to the request from Beach Cable, Inc. (the "Licensee") whose address is 4116 North Highway 231, Panama City, Florida 32404, for a County license to use County highways or other public roads or highways, or rights-of-way, acquired by the County and outside the corporate limits of any municipality, for the construction, maintenance, repair, operation and removal of cable, other communication lines and such other equipment as may be necessary for the transmission of television and radio signals (the "License"), and
       WHEREAS, said License shall be issued only upon certain terms and conditions as hereinafter set forth,
       NOW THEREFORE, in consideration of the foregoing, the Board does hereby grant a non-exclusive license to Beach Cable, Inc. as follows:
       Section 1. That a License is hereby granted to Licensee to locate, construct, maintain and operate a television cable distribution system, including poles, wires and fixtures where necessary upon, along, through, over and under the streets, alleys, bridges and public places of Bay County, Florida, under the terms



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and conditions herein provided in the unincorporated areas of Bay County between
Hathaway Bridge as the Eastern boundary, the Phillips Inlet Bridge as the Western boundary, the Gulf of Mexico as the Southern boundary, and St. Andrews Bay, North Bay and the Intercostal Waterway as the Northern boundary. The Licensee shall use the existing poles of the Gulf Power Company and the Southern Bell Telephone for the said system whenever possible, and the Licensee shall not install any additional pole or poles unless such installation be first approved by the Bay County Engineer. Licensee further agrees to move television lines and other communication lines and equipment subject to this license at no cost to the County in the event of widening or repair or reconstruction of any road.
       Section 2. All cables, wires, fixtures and other installations erected under the provision hereof shall comply with and meet the minimum standards provided by the ordinances of Bay County, Florida, from time to time adopted, and shall comply with all applicable County codes.
       Section 3. This License shall be effective for a period of fifteen (15) years following the effective date of this License, except as hereinafter provided. This License shall not be construed to be a "franchise" within the meaning of the term as provided by the laws of the State of Florida and shall be nonexclusive. Further, this License shall be revocable at the pleasure of the County for cause. This license shall also be


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subject to and governed by future federal or state legislation regulating cable television.
      Section 4. The Licensee agrees to indemnify and save the County harmless from any and all liability of any nature whatsoever resulting from or arising out of this agreement, said promise to indemnify shall include costs incurred by the County, including attorneys' fees, in defending claims. In furtherance of the obligation to indemnify and hold harmless the County from such claims including attorneys' fees, the Licensee shall carry during the term of this License general liability insurance in singular limits of at least Five Hundred Thousand and 00/100 Dollars ($500,000.00) for bodily injury or death, One Million and 00/100 Dollars ($1,000,000.00) for property damage per occurrence. Compliance with the insurance provision shall be evidenced by a prepaid certificate of insurance referencing the existence of the coverage, which certificate, in its terms, shall prohibit any material change in coverage or cancellation of insurance absent thirty (30) days notice to the County. On or before the expiration date of the coverage, the Licensee shall submit to the County like evidence of continuing or replacement coverage.
       More particularly, the Licensee herein, its successors and assigns, does hereby agree to indemnify and hold harmless the County from any and all liability, claim, demand or judgment growing out of injury to any person or property as a result of the violation or failure on the part of the Licensee, its successors and assigns, to observe their proper duty or because of negligence


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in whole or in part arising out of construction, repair, extension, maintenance or operation of its equipment of any kind or character used in connection with this License.
       Section 5. The Licensee shall at all times make and keep full and complete plats, maps and records showing the exact location of all cable distribution system equipment located and used by the Licensee in the County.
       Section 6. All of such installations and equipment shall be of a permanent nature, durable and of sufficient height or depths, not to unreasonably interfere in any manner with the rights of the public or individual property owners, and shall not unreasonably interfere with the travel and use of public places by the public during its construction, repair and removal. The County reserves the right of reasonable regulation of the erection and construction of any work by the Licensee and to reasonably designate where such works and construction shall be placed.
       Section 7. The Licensee shall have the right to operate a cable distribution system during the existence of this License.
       Section 8. The Licensee shall have the right to assign or otherwise transfer this License only after two (2) years from the date of this License. Any assignment is subject to the approval of the County, and approval will not be unreasonably denied. This restriction shall not affect the rights of Licensee's creditors. Any assignee must meet the requirements as established by Florida Statutes for the granting of new license.


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       Section 9. Failure or refusal to observe the terms and provisions of this
License by the Licensee, its successors and assigns, shall entitle the County to forfeit and terminate this License and all rights thereunder. Prior to a termination of this License, the County shall give ninety (90) days written notice to the Licensee of its failure or observe the terms hereof and should the Licensee fail to correct any default or to comply with the terms and provisions of this License within the ninety (90) day period, the County shall have the right to terminate the franchise of the Licensee.
       Section 10. In the exercise of this License, the Licensee may, with the consent of the owner, or if otherwise permitted by law, use the poles, conduits and other equipment of public utilities holding franchises in the County.
       Section 11. The provisions of this License shall be construed to be severable and the holding of any provisions hereof invalid or unconstitutional shall in no way affect the remaining portions of this License.
       Section 12. The Licensee shall, at its expense, promptly repair any and all streets, sidewalks or other public and/or private property damaged or destroyed by the Licensee, his agents, servants or employees, in exercising the privilege herein granted.
       Section 13. Licensee shall operate and maintain its cable system so as not to interfere with those residents and inhabitants of the County who may not be subscribers.


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       Section 14. Licensee shall not as a condition of serving any subscriber, request or require that any subscriber remove any television antenna from the subscriber's premises.
       Section 15. Not later than thirty (30) days prior to commencement of construction of the CATV system, the Licensee shall deposit with the County an irrevocable surety bond, letter of credit or cash from a financial institution (or a bond with one good and sufficient surety) in the amount of twenty-five thousand dollars ($25,000) subject to the approval by the County. Upon completion of construction, said performance bond shall be reduced from twenty-five thousand dollars ($25,000) to ten thousand dollars ($10,000), which shall be maintained for the duration of this License. Said reduction in the performance bond shall be subsequent to the determination of the County Engineer that the construction has been completed. At any time after construction is complete, Licensee may request the County to eliminate the performance bond requirement or reduce it to an amount less than ten thousand dollars ($10,000); however, the County may within its sole discretion refuse to honor Licensee's request. The surety bond, letter of credit, or cash (performance bond) shall be used to insure the faithful performance by the Licensee of all provisions of the License, and compliance with all orders, permits and direction of any agency, commission, board, department, division or office of the County having jurisdiction over its acts or defaults under the franchise, and the payment by the Licensee of any claims, liens and taxes which arise by reason of the construction,


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operation or maintenance of the system. Failure to provide the surety bond, letter of credit, or cash as provided herein shall result in the revocation of this License.
                              BOARD OF COUNTY COMMISSIONERS
                              OF BAY COUNTY, FLORIDA

                               By:/s/ Danny Sparks
                                 -----------------
                                  Danny Sparks, Chairman

ATTEST:


By: /s/ Harold Bazzel
   ------------------
     Harold Bazzel
     Clerk of Circuit Court
                                       Approved as to correctness of form:
Accepted

By: /s/ L. Charles Hilton              /s/ [ILLEGIBLE SIGNATURE]
    ---------------------                  ---------------------
      L. Charles Hilton                Burke & Blue, P.A.
      Chairman                         Attorneys for Bay County
      Beach Cable, Inc.

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